Exhibit 10.2

FIRST AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (“Amendment”) is entered into as of the 4th day of December, 2003 by and between the TRUSTEES UNDER THE WILL AND OF THE ESTATE OF SAMUEL M. DAMON, DECEASED, (“Seller”) and HRPT PROPERTIES TRUST, a Maryland real estate investment trust (“Buyer”).

RECITALS:

A.                                   Seller and Buyer have entered into that certain Agreement of Purchase and Sale, dated as of November 6, 2003, relating to the purchase and sale of approximately 182 parcels of land located on the Island of Oahu, State of Hawaii (the “Agreement”).

B.                                     Seller and Buyer desire to amend the Agreement, upon the terms and conditions set forth hereinbelow.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth , and for other valuable consideration, receipt of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

1.                                       Amendment of the Agreement.

1.1.                              Section 2.1(a) of the Agreement (“Amount”) is hereby deleted in its entirety, and the following substituted therefor:

(a)                                  Amount.  The Purchase Price for the Property (the “Purchase Price”) shall be FOUR HUNDRED EIGHTY MILLION AND NO/100 U.S. DOLLARS (U.S.$480,000,000).

1.2.                              Section 6.6 of the Agreement (“Payment of Closing Costs”) is hereby deleted, and the following substituted therefor:

6.6.                              Payment of Closing Costs.

(a)                                  Seller’s Obligations.  Seller shall bear and pay (i) any and all escrow fees, (ii) any and all recording charges, (iii) the actual cost of the PTRs and the updates of the PTRs, which in all events shall not exceed $50,000.00, (iv) any and all taxes (except Buyer’s income taxes), costs and charges payable in connection with the sale, transfer, assignment or conveyance of the Property to Buyer, including the State of Hawaii conveyance tax, and (v) Seller’s attorneys’ fees.

(b)                                 Buyer’s Obligations.  Buyer shall bear and pay (i) all premiums and costs for the title policy including one hundred percent (100%) of the cost of all endorsements to the title policy, (ii)  the cost of any survey commissioned by Buyer, (iii) the cost of any and all of the investigations and inspections described in Section 3.3 above, (iv) the cost of any other inspections, reviews, studies, reports, and so called “due diligence” investigations conducted by Buyer,  and (v) Buyer’s attorneys’ fees.

1.3.                              Article XII of the Agreement is hereby amended by adding the following section immediately following Section 12.24:

12.25                     Post Closing Use of Office Space.  For a period of sixty (60) calendar days following the Closing Date, Seller shall provide Buyer, REIT Management & Research, and other affiliates of Buyer (collectively, “Buyer Parties”) with (a) office space suitable for two (2) individuals at Seller’s offices at 999 Bishop Street, 28th Floor, Honolulu, Hawaii 96813 (“Seller’s Offices”); and (b) file room space for the storage of Buyer Parties’ files relating to the Property at Seller’s Offices.  With respect to the office space provided for in the preceding clause (a), the office space for Bonnie C. Opperman, who is expected to be employed by one or several of Buyer Parties following the Closing, shall be the space in Seller’s Offices presently occupied by Ms. Opperman.  Buyer Parties shall be permitted to occupy and use the aforementioned office space and file room space without payment of any rent or fees; provided, however, that Buyer Parties shall reimburse Seller for any office expenses, including without limitation telephone charges and copying charges, relating to usage by Buyer Parties.

2.                                       No Further Amendment; Ratification.  The Agreement is not modified or amendment except as expressly set forth in this Amendment.  The parties hereby expressly ratify and confirm the Agreement, as amended hereby.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

/s/ David Haig

/s/ Fred Weyand

/s/ Paul M. Ganley

/s/ Walter A. Dods, Jr.

TRUSTEES UNDER THE WILL AND OF THE ESTATE OF SAMUEL M. DAMON, DECEASED, acting in their fiduciary and not in their individual capacities

Seller

HRPT PROPERTIES TRUST

By	/s/ Jennifer B. Clark
Its Senior Vice President

Buyer